AGREEMENT OF MERGER

This agreement of merger (the “Agreement”) is dated as of January ____, 2006, between VirTra Systems, Inc., a Texas corporation (“VTSI”) and Virtra Merger Corporation, a Texas corporation (“VMC”), upon the terms and conditions which follow.

Recitals

A.

The chief executive officers of VTSI and Altatron International, Inc., Chrysalis Manufacturing Corporation d/b/a Altatron EMS, Dynalyst Manufacturing Corporation, and Suntech Circuits signed a letter of intent of merger on October 24, 2005.  VMC has been subsequently incorporated to facilitate the merger of the acquired companies into VTSI.

B.        Prior to the execution of this Agreement, Altatron International, Inc., Chrysalis Manufacturing Corporation d/b/a Altatron EMS, and Dynalyst Manufacturing Corporation merged into VMC, with VMC as the surviving corporation and all of the outstanding capital stock or of those corporations changed into shares of VMC. VTSI and VMC desire to proceed with the execution of this Agreement without Suntech for the time being, although it is the intent of the parties to this Agreement, as well as the management of Suntech, to complete the Merger with Suntech as soon as may reasonably be practical.

C.        The boards of directors of VTSI and VMC deem it advisable and in the best interests of their corporations and their respective shareholders to consummate, and have approved, including for purposes of section 5.03 of the “Texas Law,” the business combination transactions provided for in this Agreement, in which VMC will merge with and into VTSI, with VTSI continuing as the surviving corporation (the “Merger”), and all of the issued and outstanding shares of all the companies will be converted into shares of common stock, par value $0.005 per share, of VTSI, all as more fully set forth below.

B.

For federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the parties intend to adopt this Agreement as a “plan of reorganization” under section 368(a) of the Code and the associated Treasury Regulations.

C.

Each company desires to make certain representations, warranties, and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

D.

The boards of directors of each corporation have approved and adopted this Agreement.

E.

Capitalized terms that are not proper nouns are defined in section 13 below.

Accordingly, the parties agree as follows:

1. THE MERGER

1.1.

The Merger and Its Effect.  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), VMC shall be merged with and into VTSI, which shall be the surviving corporation (VTSI, as the party to the Merger surviving the Merger, is sometimes referred to as the “Surviving Corporation”), in accordance with this Agreement and which as of the Effective Date shall be governed by Texas Law.  Upon the effectiveness of the Merger:  (a) the separate corporate existence of VMC shall cease; (b) the Surviving Corporation shall possess all of the rights, privileges, powers, immunities, purposes, and franchises, both public and private, of VMC; (c) all real and personal property, tangible and intangible, of every kind and description belonging to VMC shall be vested in the Surviving Corporation without further act or deed, and title to any real estate vested in VMC shall not revert or in any way be impaired by reason of the Merger; (d) the Surviving Corporation shall be liable for all the obligations and Liabilities of VMC, and any claim existing or action or proceeding pending by or against VMC may be enforced against VTSI; and (e) neither the rights of creditors nor any “Liens” upon the property of VMC shall be impaired by the Merger.

1.2.

Effective Time of the Merger.  Upon the satisfaction or waiver of the conditions set forth in sections 8 and 9, and the “Closing” of the Merger in accordance with section 3, the parties shall cause articles of merger meeting the requirements of section 5.04 of the Texas Law to be properly executed and filed in accordance with the terms of this Agreement and the applicable provisions of Texas Law.  The Merger shall become effective at the time of the filing of the articles of merger as provided above, or at such later time as the parties have agreed upon and designated in such filing as the effective time of the Merger (the “Effective Time”).

1.3.

Articles of Incorporation and Bylaws of Surviving Corporation.  From and after the Effective Time, the articles of incorporation of the Surviving Corporation shall be the articles of incorporation of VTSI as in effect immediately prior to the Effective Date with the amendments set forth in Schedule 1.3, and the bylaws of the Surviving Corp. shall be the bylaws of VTSI as in effect immediately prior to the Effective Time, in each case until further amended.

1.4.

Directors of the Surviving Corporation.  At the Effective Time, the individuals listed on Schedule 1.4 shall serve as the sole directors of the Surviving Corporation.

1.5.

Officers of the Surviving Corporation.  At the Effective Time, the individuals listed on Schedule 1.5 shall serve as the sole officers of the Surviving Corporation.

1.6.

Fiscal Year.  The fiscal year of the Surviving Corporation shall end on the 31st day of December.

2. CONVERSION OF SHARES; EFFECTIVE DATE

2.1.

Manner and Basis of Conversion.  At the Effective Date, and in the Merger,

2.1.1.

each of the 141,841 outstanding shares of preferred stock of VMC shall be changed into one share of Series A Preferred Stock of VTSI;

2.1.2.

each outstanding share of common stock in VMC shall be changed into a number of shares of VTSI determined by dividing 7,803,795 by such aggregate number of shares of VMC outstanding; and

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2.1.3.

each then-current outstanding share of VTSI shall be changed into a number of new shares of VTSI, determined by dividing 8,512,920 by the then-current number of VTSI shares outstanding.

The parties intend that application of the foregoing provisions of this section shall result in 16,316,715 shares of common stock and 141,841 shares of Series A Preferred Stock of VTSI outstanding after the Merger, of which 7,803,795 shares of common stock shall be held by former holders of VMC common stock as of the Effective Time, 8,512,920 shares of common stock shall be held by holders of VTSI common stock as of the Effective Time, and 141,841 shares of Series A Preferred Stock shall be held by former holders of VMC preferred stock. Each share of Series A Preferred Stock will be initially convertible into 8.9 shares of VTSI common stock, so that upon conversion the holders of such preferred stock would be entitled to receive 1,259,548 shares of VTSI common stock.

2.2.

Convertible Securities. The “Convertible Securities” of VTSI outstanding at the Effective Time shall remain outstanding after the Effective Time. Terms and conditions of such Convertible Securities, other than the exercise price or conversion price and number of shares issuable upon conversion or exercise (and terms and conditions determined by reference to such matters), shall remain unchanged. and the exercise price or conversion price and number of shares issuable upon conversion or exercise  (and terms and conditions determined by reference to such matters) shall be adjusted as set forth in the instruments governing such Convertible Securities.

2.3.

No Fractional Shares. No fractional VTSI Shares shall be issued; but rather, each fractional VTSI Share that would otherwise be issuable by virtue of the merger will be rounded up to a whole VTSI Share.  All of the VTSI Shares issuable pursuant to section 2 and the VTSI Shares issuable as a result of rounding up VTSI Shares are referred to as the “VTSI Merger Shares.”

2.4.

Procedure for Conversion of Share Certificates.  Each holder of record of a stock certificate which prior to the Effective Time represented shares in either of the companies will be entitled to receive from VTSI, upon proper surrender of such stock certificate(s) to VTSI or its transfer agent, the VTSI Merger Shares in accordance with section 2.1.

2.5.

No Further Transactions.  The stock transfer books of VMC shall be closed as of the Effective Date, and no further registrations of transfers shall be made thereafter on the records of VMC.

2.6.

Rights of Holders.  No dividends shall be paid on any VTSI Merger Shares until the certificates evidencing such VTSI Merger Shares shall have been surrendered as required by section 2.4 above.

3. CLOSING

The Merger shall be consummated at a closing (the "Closing") at the offices of VTSI, 440 North Center, Arlington, Texas 76011, or at such other place as may be agreed by the parties.  The Closing shall take place on the tenth day following the meeting of the stockholders of VTSI and VMC specified in sections 8.4 and 9.4, whichever is later, or such other later date as may be agreed by the parties.  At the Closing, the articles of merger provided for by section 1.2 shall be filed in the office of the Secretary of State of Texas.

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4. REPRESENTATIONS AND WARRANTIES OF VTSI

VTSI represents and warrants to all the other companies that, except as disclosed on any schedule:

4.1.

Existence; Good Standing; Corporate Authority.  VTSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power and lawful authority to own, lease, and operate its assets, properties, and business, and to carry on its business in all material respects as now conducted.

4.2.

Qualification.  VTSI is duly qualified as a foreign corporation to transact business in the jurisdictions set forth in Schedule 4.2, which are the only jurisdictions where the nature of its business or the ownership of its assets makes such qualification necessary, except as set forth on Schedule 4.2 or where the failure to so qualify would not have a “Material Adverse Effect” on VTSI.

4.3.

Authority.  VTSI has the requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement, every other document or agreement to be executed by VTSI under this Agreement (each a “Transaction Document”) and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by VTSI and the performance by VTSI of its obligations, the execution and delivery of each of the Transactions Documents, and the performance of its obligations and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of VTSI, and all other necessary corporate action on the part of VTSI, other than the adoption and approval of this Agreement by the stockholders of VTSI, and no other corporate proceedings on the part of VTSI are necessary to authorize this Agreement, the Transaction Documents, and the transactions contemplated hereby (assuming due authorization, execution, and delivery by the other party or parties).  This Agreement has been duly and validly executed and delivered by VTSI and constitutes a legal, valid, and binding obligation of VTSI, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors’ rights generally, or by general principles of equity.  Each Transaction Document has been, or, as of the Effective Time, will have been, duly and validly authorized, executed, and delivered by VTSI, and constitutes or will constitute as of such date a legally valid and binding obligation of VTSI, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally or by general principles of equity.

4.4.

Capitalization.  On the date of this Agreement, VTSI's authorized “Capital Stock” consists of 100,000,000 common shares, of which 65,207,760 shares were issued and outstanding as of the date of the Agreement, and 2,000,000 preferred shares, of which none have been issued. No other class of Capital Stock of VTSI is authorized or outstanding. All of the issued and outstanding shares are duly authorized and are legally and validly issued, fully paid, and nonassessable.

4.5.

VTSI Convertible Securities.  On the date of this Agreement, except as set forth in Schedule 4.5, (a) there are no outstanding Convertible Securities to acquire any Capital Stock

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of VTSI; (b) there are no shares of Capital Stock of VTSI reserved or set aside as treasury shares for any purpose and no stockholder of VTSI has preemptive rights; and (c) there are no voting trusts or other agreements or understandings with respect to the voting of shares of any class of Capital Stock of VTSI, except as contemplated by this Agreement.

4.6.

Subsidiaries.  VTSI has no Subsidiaries. Except as set forth in Schedule 4.6, VTSI is not a party to any partnership or joint venture agreement or arrangement and does not own any equity interest in any other corporation, partnership or other entity.

4.7.

Certificate of Incorporation and Bylaws.  VTSI has made available to all of the other parties true, correct, and complete copies of the certificate of incorporation and bylaws of VTSI, and all amendments as of the date of this Agreement.

4.8.

No Conflicts. Except as disclosed in Schedule 4.8, neither the execution and delivery of this Agreement and the Transaction Documents, nor the performance by VTSI of its obligations, nor the consummation of the transactions contemplated hereby, will: (i)  conflict with VTSI’s certificate of incorporation or bylaws; (ii) violate any material statute, law, ordinance, rule, or regulation applicable to VTSI or any of its properties or assets; or (iii) violate, breach, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of VTSI, or result in the creation or imposition of any Lien upon any properties, assets, or business of VTSI under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, or other agreement or commitment or any order, judgment, or decree to which VTSI is a party or by which VTSI or any of its assets or properties is bound or encumbered, or give any Person the right to require VTSI to purchase or repurchase any notes, bonds or instruments of any kind except, in each case, for such violations, conflicts, defaults, or other occurrences which would not have, and would not reasonably be expected to have, a Material Adverse Effect.

4.9.

No consents required. Except (i) for the filing of the articles of merger pursuant to Texas Law, (ii) for the VTSI stockholder approval (as set forth below) or (iii) with respect to matters set forth in Schedule 4.8, no consent, approval, or authorization of, permit from, or declaration, filing, or registration with, any governmental or regulatory authority, or any other person is required to be made or obtained by VTSI in connection with the execution, delivery, and performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby except where the failure to obtain such consent, approval, authorization, permit, or declaration or to make such filing or registration would not have a Material Adverse Effect.

4.10.

Financial Statements.  VTSI has previously provided VMC with copies of its Annual Report on Form 10-KSB, and its most recent Quarterly Report on Form 10-QSB, each as filed with the Securities in Exchange Commission. The financial statements included in such reports (the "VTSI Financial Statements") were prepared in accordance with GAAP consistently applied throughout the periods indicated and fairly present the financial position, results of operations, and changes in stockholders' equity of VTSI as at and for the respective periods stated in such statements.

4.11.

No Material Adverse Change.  Except as set forth in Schedule 4.11, since September 30, 2005 (the "VTSI Balance Sheet Date”), VTSI has conducted its business in all

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material respects only in the ordinary and usual course and except for its continuing to incur losses and depletion of its cash assets, there has been no material adverse change in the assets, liabilities, properties, business, or condition, financial or otherwise, of VTSI, and no event or condition exists or has occurred which would, so far as reasonably can be foreseen at this time, have a Material Adverse Effect, nor has there been any damage, destruction, or loss materially affecting the assets, properties, business, or condition of VTSI, whether or not covered by insurance.

4.12.

Tax Matters.  Except as set forth in Schedule 4.12, the total amounts accrued on the books and records of VTSI on both the VTSI Balance Sheet Date and the Effective Date represent and will represent adequate provisions, in accordance with GAAP, for the payment of all federal, state, county, local, foreign, and other income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, property tax, employment, and payroll related tax, and all other taxes and import duties, including any penalties or interest, whether or not measured in whole or in part by income, whether disputed or not, which are hereafter found to be, or to have been, due with respect to the conduct of the business of VTSI during all periods covered by the “VTSI Financial Statements” and during the period subsequent and up to and through the date of the Closing.  Except as disclosed in Schedule 4.12 or as would not have a Material Adverse Effect, VTSI has timely filed, on or before the relevant due dates (including any extensions of time to file), all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax, and all other tax returns and reports which VTSI is required by law to file, all of which were properly prepared on a reasonable basis.  Except as disclosed in Schedule 4.12, VTSI has paid or provided for all taxes shown to be due on such returns and any amendments.  Except as disclosed in Schedule 4.12, there are no unpaid deficiencies or other assessments of tax, interest, or penalties owed by VTSI.

4.13.

Compliance with Laws.  (a) Except as is set forth in Schedule 4.13, VTSI is in compliance with, and has not received notice from any Governmental Authority alleging a violation by it of, any federal, state, county, local or foreign, statute, law, ordinance, regulation, or order (i) applicable to it or its business, or (ii) which otherwise is applicable to it involving the manufacture, production, storage, possession, sale, delivery, or distribution of any of its products or services; (b) VTSI has not received any directives or orders from any Governmental Authority related to or affecting any of its products or facilities; (c) VTSI has all licenses, permits, orders, authorizations, notifications, and approvals of any Governmental Authority material to the conduct of its business as presently conducted (collectively, the "Permits"); and (d) all material Permits, the loss of which could have a Material Adverse Effect, are listed in Schedule 4.13 and are in full force and effect, no violations are or have been recorded in respect of any Permit which currently have or could have a Material Adverse Effect, and no proceeding is pending, or, to the best knowledge of VTSI, threatened, to revoke or limit any Permit, the loss of which could have a Material Adverse Effect.

4.14.

No Defaults Under Loan Agreements.  Except as set forth in Schedule 4.14, VTSI is not in default under any “Contractual Obligation” relating to borrowed money to which it is a party or by which it or its material assets or properties is bound, nor does any condition exist which with notice or lapse of time or both would constitute such default, and each such contract or other agreement relating to borrowed money is in full force and effect.  Except as set forth in Schedule 4.14, there is no agreement, contract, or instrument to which VTSI is a party

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and which evidences, individually or, in the case of related transactions, collectively, indebtedness of VTSI for money borrowed.

4.15.

Litigation.  Except as set forth in Schedule 4.15, VTSI is not a party to, nor, to its knowledge, threatened with, any litigation or judicial, administrative, or arbitration proceeding or investigation.  Except as set forth in Schedule 4.14, there is no dispute with any Person under contract with VTSI which has a Material Adverse Effect on VTSI, or is reasonably likely to have a Material Adverse Effect on VTSI, and there is no present or to VTSI’s knowledge, threatened walkout, strike, or any other similar occurrence.

4.16.

Agreements. Schedule 4.16 lists or refers to all of the following types of contracts and other agreements (whether oral or written) that are not otherwise disclosed in this Agreement and that provide for payments by or to VTSI in excess of $10,000 (a) to which VTSI is a party or (b) by or to which VTSI or its assets or properties are bound or subject:  (i) contracts and other agreements with any current or former officer, director, employee, consultant, or stockholder, including, without limitation, all non-competition agreements with employees; (ii) contracts and other agreements for the sale of products or services; (iii) contracts and other agreements for the purchase or acquisition of products, materials, supplies, equipment, merchandise, or services; (iv) joint venture agreements relating to its assets, properties, or business or by or to which it or its assets or properties are bound or subject; (v) warehousing, distributorship, representative, management, marketing, sales agency, or advertising agreements; and (vi) any other material contract or other agreement not made in the ordinary course of business (other than those reflected in any other schedule).  All of the contracts and other agreements set forth in Schedule 4.16 are (except as set forth in said schedule) in full force and effect in accordance with their respective terms, and VTSI is not in default, nor does any condition exist which with notice or lapse of time or both would constitute a default by VTSI, in any material respect, under any of them, nor, to the knowledge of VTSI, is any other party to any such contract or other agreement in default in any material respect on the date of this Agreement.  On the date of this Agreement, VTSI is not a party to or bound by any contracts or other agreements (other than those identified on a Schedule to this Agreement) which it believes either individually or in the aggregate have or could have a Material Adverse Effect on VTSI.

4.17.

Real Estate.  Except as set forth in Schedule 4.17, VTSI does not own or lease any real property.  Schedule 4.17 sets forth a list of: (i) all leases, subleases, or other agreements under which VTSI is lessor or lessee of any real property.  Schedule 4.17 includes, without limitation, the location of the property, the names of the lessor and lessee, and any affiliation or other association between VTSI and the lessor and lessee.  Such leases, subleases, and other agreements are in full force and effect and, with respect to VTSI’s performance, no default, or event which, with notice or lapse of time or both, would constitute a default, in any material respect by VTSI, has occurred.

The real estate owned or leased by VTSI is not subject in any material respect to unlawful contamination from any substance or material presently identified as toxic or hazardous by any “Environmental Laws” and VTSI has not caused or suffered to occur a material spillage or other discharge of any “Hazardous Materials” within the meaning of any Environmental Law or otherwise conducted operations which could reasonably lead to the imposition of any Lien upon any real property owned or leased by VTSI or any material fine upon VTSI pursuant to any Environmental Law.

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4.18.

Officers, Directors and Employees.  Schedule 4.18 sets forth as of this date of the name and total annual compensation of each officer and director of VTSI, and each employee and consultant of VTSI, who is compensated at a rate in excess of $60,000 per annum.  Except for employment agreements described in Schedule 4.18, VTSI is not a party to any “Contractual Obligation” which could obligate VTSI to pay severance or other similar compensation to an officer, director, employee, or other Person solely as a result of the Merger or other transactions contemplated.

4.19.

Intellectual property.

4.19.1.

Schedule 4.19 contains a complete and accurate list and summary description, including any royalties paid or received by VTSI, of all contracts relating to the Intellectual Property Assets to which VTSI is a party or by which VTSI is bound (the "VTSI Intellectual Property Assets"), except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which VTSI is the licensee.  There are no outstanding and, to VTSI's knowledge, no threatened, disputes, or disagreements with respect to any such agreement.

4.19.2.

Ownership of Intellectual Property Assets. Except as set forth on Schedule 4.19:

4.19.2.1.

VTSI is the owner of all right, title, and interest in and to each of the VTSI Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the VTSI Intellectual Property Assets; and

4.19.2.2.

all former and current employees of VTSI have executed written contracts with VTSI that assign to VTSI all rights to any inventions, improvements, discoveries, or information relating to the business of VTSI.  No employee of VTSI has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than VTSI.

4.19.3.

Patents

4.19.3.1.

Schedule 4.19 contains a complete and accurate list and summary description of all Patents held by VTSI (the "VTSI Patents").

4.19.3.2.

Except as set forth in Schedule 4.19, all of such issued VTSI Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the date of Closing.

4.19.3.3.

Except as set forth in Schedule 4.19, no VTSI Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding, and  there is not to VTSI's knowledge any potentially interfering patent or patent application of any third party.

4.19.3.4.

Except as set forth in Schedule 4.19, no VTSI Patent is infringed or, to VTSI's knowledge, has been challenged or threatened in any way.  Except as set forth in Schedule 4.19, none of the products manufactured and sold, nor any process or know-

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how used, by VTSI infringes or is alleged to infringe any patent or other proprietary right of any other Person.

4.19.3.5.

Except as set forth in Schedule 4.19, all products made, used, or sold under the Patents have been marked with the proper patent notice.

4.19.4.

Trademarks

4.19.4.1.

Schedule 4.19 contains a complete and accurate list and summary description of all VTSI Marks registered with the United States Patent and Trademark Office (the "VTSI Marks").

4.19.4.2.

Except as set forth in Schedule 4.19, all VTSI Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing.

4.19.4.3.

Except as set forth in Schedule 4.19, no VTSI Mark has been or is now involved in any opposition, invalidation, or cancellation, and no such action is known by VTSI to be threatened with respect to any of the VTSI Marks.

4.19.4.4.

Except as set forth in Schedule 4.19, VTSI does not know of any potentially interfering trademark or trademark application of any third party.

4.19.4.5.

Except as set forth in Schedule 4.19, no VTSI Mark is infringed or, to VTSI's knowledge, has been challenged or threatened in any way.  None of the VTSI Marks used by VTSI infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

4.19.4.6.

Except as set forth in Schedule 4.19, all products and materials containing a Mark bear the proper federal registration notice where permitted by law.

4.19.5.

Copyrights

4.19.5.1.

Schedule 4.19 contains a complete and accurate list and summary description of all Copyright registrations held by VTSI (the "VTSI Copyrights").

4.19.5.2.

Except as set forth in Schedule 4.19, all the VTSI Copyrights which have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the date of Closing.

4.19.5.3.

Except as set forth in Schedule 4.19, no VTSI Copyright is infringed or, to VTSI's knowledge, has been challenged or threatened in any way.  None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

4.19.6.

Trade Secrets

4.19.6.1.

Except as set forth in Schedule 4.19, with respect to each Trade Secret of VTSI,  the documentation relating to such Trade Secret is current, accurate, and

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sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

4.19.6.2.

Except as set forth in Schedule 4.19, VTSI has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.  VTSI has good title and an absolute (but not necessarily exclusive) right to use its Trade Secrets.  VTSI's Trade Secrets are not part of the public knowledge or literature, and have not to VTSI's knowledge been used, divulged, or appropriated either for the benefit of any Person (other than VTSI) or to VTSI's detriment.  No Trade Secret of VTSI is subject to any adverse claim or has been challenged or threatened in any way.

4.20.

Products.  VTSI has furnished VMC with representative information describing VTSI products and services.

4.21.

Liens.  VTSI owns outright and has good and marketable title to all of its tangible property, including, without limitation, all of the tangible property reflected on the Balance Sheets included in the VTSI Financial Statements, in each case free and clear of any Lien, except as set forth on Schedule 4.21 and except for: (i) immaterial tangible property, (ii) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the Balance Sheet Date, (iii) Liens securing taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords, and like persons, which are not yet due and payable, and (iv) minor Liens of a character which do not substantially impair the assets or properties of VTSI or materially detract from its business.

4.22.

Liabilities.  As at the date of this Agreement, VTSI did not have any material direct or indirect indebtedness or uninsured liability accrued, absolute, or contingent (and likely of occurring) or otherwise, including, without limitation, liabilities on account of taxes, other governmental charges or lawsuits brought, whether or not of a kind required by GAAP to be set forth, accrued, reserved for or reflected in a financial statement ("Liabilities"), which have not been adequately accrued, reserved for or reflected in the VTSI Financial Statements, except Liabilities (i) incurred since the VTSI Balance Sheet Date in the ordinary course of business, (ii) incurred in connection with this Agreement, (iii) of the type expressly referred to elsewhere in this Agreement or (iv) has disclosed in Schedule 4.22.

4.23.

Employee Benefit Plans.  Schedule 4.23 sets forth a true and complete list of all written and oral pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive compensation, bonus, vacation, severance, sickness or disability, hospitalization, individual and group health and accident insurance, individual and group life insurance, and other material employee benefit plans, programs, commitments, or funding arrangements maintained by VTSI, (individually referred to as an "Employee Benefit Plan" and collectively referred to as "Employee Benefit Plans") to which VTSI is a party, or under which VTSI has any obligations, present or future (other than obligations to pay current wages, salaries or sales commissions terminable on notice of 30 days or less) in respect of, or which otherwise cover or benefit, any of the current or former officers, employees or sales representatives (whether or not employees) of VTSI, or their beneficiaries.  VTSI has delivered or made available to the other parties true and complete copies of all documents, as they may have been amended to today’s date, embodying the terms of its Employee Benefit Plans.

Except for the Employee Benefit Plans identified in Schedule 4.23, there is no "employee pension benefit plan", "employee welfare benefit plan," or "employee benefit plan" within the

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meaning of sections 3(1), 3(2) and 3(3) of “ERISA.”  No Employee Benefit Plan to which VTSI or any “ERISA Affiliate” has maintained or contributed to is subject to Title IV of ERISA, or section 412 of the Code.

VTSI does not maintain and has not maintained a plan which meets the safe harbor requirements of section 414(n)(5) of the Code and VTSI has not made any representations (including oral representations) with respect to the existence of such a plan to any customers, clients, employees, or any other person.  VTSI does not maintain and has not maintained any "voluntary employees' beneficiary association" within the meaning of section 501(c)(9) of the Code.

Except as set forth in Schedule 4.23, each Employee Benefit Plan described in Schedule 4.23 is in full force and effect in accordance with its terms and there are no material actions, suits, or claims pending (other than routine claims for benefits) or, to VTSI’s knowledge, threatened, against any Employee Benefit Plan or any fiduciary, and VTSI has performed all material obligations required to be performed by it under, and is not in default under or in violation of, any Employee Benefit Plan, in any material respect, and VTSI is in compliance in all material respects with the requirements prescribed by all statutes, laws, ordinances, orders or governmental rules or regulations applicable to the Employee Benefit Plans, including, without limitation, ERISA and the Code.  Neither VTSI nor any other "party-in-interest," as defined in section 3(14) of ERISA, has engaged in any "prohibited transaction," as defined in section 406 of ERISA, which could subject any Employee Benefit Plan, VTSI, or VMC, or any officer, director, partner, or employee of VTSI or VMC, or any fiduciary of any Employee Benefit Plan to a material penalty or excise tax imposed under section 502(i) of ERISA and section 4975 of the Code.

4.24.

Potential Conflicts of Interest.  Except as disclosed in Schedule 4.24, no officer or director of VTSI: (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee, or consultant of any entity which is a competitor, lessor, lessee, customer, or supplier of VTSI; (ii) has any interest, direct or indirect, in any material property or assets of VTSI (except in his capacity as a stockholder of VTSI); (iii) owns directly or indirectly, in whole or in part, any material copyright, trademark, trade name, service mark, franchise, patent, invention, permit, license, secret, or confidential information of the nature requiring a license for use by VTSI which VTSI is using or the use of which is necessary for the business of VTSI; or (iv) has any material cause of action or other claim whatsoever against, or owes any material amount to, VTSI, except for claims in the ordinary course of business (such as for accrued vacation pay, accrued benefits under Employee Benefit Plans, expense advances, and similar matters).

4.25.

Full Disclosure.  None of the information supplied or to be supplied by VTSI for inclusion in the documents to be prepared in connection with the transactions contemplated by this Agreement including, without limitation, (i) documents to be filed with the SEC, (ii) filings pursuant to any state securities and blue sky laws, and (iii) filings made in connection with obtaining the approvals of “Governmental Authorities,” contain or will contain, at the time such documents are filed with any federal or state regulatory authority and/or at the time they are distributed to the stockholders of VTSI, any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements not misleading.

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4.26.

Information in Proxy Statement. Information supplied by VTSI for inclusion or incorporation by reference in the “Proxy Statement,” at the date mailed to the parties’ stockholders and at the time of the parties’ stockholders meeting contemplated hereby, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated, or necessary in order to make the statements, in light of the circumstances under which they are made, not misleading.

5. REPRESENTATIONS AND WARRANTIES OF VMC

VMC, which for purposes of this section 5 shall be deemed to include all “Subsidiaries” of VMC unless the context indicates otherwise, represents and warrants to all the other companies that, except as disclosed on any schedule:

5.1.

Existence; Good Standing; Corporate Authority.  VMC is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power and lawful authority to own, lease, and operate its assets, properties, and business, and to carry on its business in all material respects as now conducted.

5.2.

Qualification.  VMC is duly qualified as a foreign corporation to transact business in the jurisdictions set forth in Schedule 5.2, which are the only jurisdictions where the nature of its business or the ownership of its assets makes such qualification necessary, except as set forth on Schedule 5.2 or where the failure to so qualify would not have a “Material Adverse Effect” on VMC.

5.3.

Authority.  VMC has the requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement, every other Transaction Document to be executed by VMC under this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by VMC and the performance by VMC of its obligations, the execution and delivery of each of the Transactions Documents, and the performance of its obligations and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of VMC, and all other necessary corporate action on the part of VMC, other than the adoption and approval of this Agreement by the stockholders of VMC, and no other corporate proceedings on the part of VMC are necessary to authorize this Agreement, the Transaction Documents, and the transactions contemplated hereby (assuming due authorization, execution, and delivery by the other party or parties).  This Agreement has been duly and validly executed and delivered by VMC and constitutes a legal, valid, and binding obligation of VMC, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors’ rights generally, or by general principles of equity.  Each Transaction Document has been, or, as of the Effective Time, will have been, duly and validly authorized, executed, and delivered by VMC, and constitutes or will constitute as of such date a legally valid and binding obligation of VMC, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting the enforcement of creditors' rights generally or by general principles of equity.

5.4.

Capitalization.  On the date of this Agreement, VMC's authorized Capital Stock consists of 100,000,000 shares of common stock, par value $.0001 per share, and 20,000,000

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shares of preferred stock, par value $10 per share of which 3,697,651 shares or common stock and  141,841 shares of preferred stock were issued and outstanding as of the date of this Agreement.  No other class of Capital Stock of VMC is authorized or outstanding. All of the issued and outstanding shares (i) are owned by the persons listed on Schedule 5.4 and (ii) are duly authorized and are legally and validly issued, fully paid, and nonassessable.

5.5.

VMC Convertible Securities.  On the date of this Agreement, except as set forth in Schedule 5.5, (a) there are no outstanding Convertible Securities to acquire any Capital Stock of VMC; (b) there are no shares of Capital Stock of VMC reserved or set aside as treasury shares for any purpose and no stockholder of VMC has preemptive rights; and (c) there are no voting trusts or other agreements or understandings with respect to the voting of shares of any class of Capital Stock of VMC, except as contemplated by this Agreement.

5.6.

Subsidiaries.  Except as set forth in Schedule 5.6, VMC has no Subsidiaries and neither VMC nor any of its Subsidiaries is a party to any partnership or joint venture agreement or arrangement or owns any equity interest in any other corporation, partnership or other entity.  Except as set forth in Schedule 5.6, each subsidiary of VMC is a corporation duly organized, validly existing, and in good standing under the laws of the state or other jurisdiction of incorporation set forth on Schedule 5.6, and is duly qualified to do business as a foreign corporation, and in good standing in the jurisdictions (listed in Schedule 5.6) in which it owns property of the nature, or transacts business of the type, that would make such qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect. Each Subsidiary of VMC has the power and lawful authority to own, lease and operate its assets, properties and business and to carry on its business in all material respects as now conducted.  VMC owns of record, free and clear of all Liens, 100% of the issued and outstanding Capital Stock of its Subsidiaries.

5.7.

Certificate of Incorporation and Bylaws.  VMC has made available to VTSI true, correct, and complete copies of the certificate of incorporation and bylaws of VMC, and all amendments as of the date of this Agreement.

5.8.

No Conflicts. Except as disclosed in Schedule 5.8, neither the execution and delivery of this Agreement and the Transaction Documents, nor the performance by VMC of its obligations, nor the consummation of the transactions contemplated hereby, will: (i)  conflict with VMC’s certificate of incorporation or bylaws; (ii) violate any material statute, law, ordinance, rule, or regulation applicable to VMC or any of its Subsidiaries or any of their properties or assets; or (iii) violate, breach, be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of VMC or any of its Subsidiaries, or result in the creation or imposition of any Lien upon any properties, assets, or business of VMC or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, or other agreement or commitment or any order, judgment, or decree to which VMC or any of its Subsidiaries is a party or by which VMC or any of its Subsidiaries or any of their respective assets or properties is bound or encumbered, or give any Person the right to require VMC or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind except, in each case, for such violations, conflicts, defaults, or other occurrences which would not have, and would not reasonably be expected to have, a Material Adverse Effect.

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5.9.

No Consents Required. Except (i) for the filing of the articles of merger pursuant to Texas Law, (ii) for the VMC stockholder approval (as set forth below) or (iii) with respect to matters set forth in Schedule 5.8, no consent, approval, or authorization of, permit from, or declaration, filing, or registration with, any governmental or regulatory authority, or any other person is required to be made or obtained by VMC or its Subsidiaries in connection with the execution, delivery, and performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby except where the failure to obtain such consent, approval, authorization, permit, or declaration or to make such filing or registration would not have a Material Adverse Effect.

5.10.

Unaudited Financial Statements.  VMC has previously provided VTR side with preliminary drafts, prepared in consultation with VMC's auditors but not yet audited, of the unaudited balance sheets of VMC as at September 30, 2005 (the "VMC Balance Sheet Date"), together with the related unaudited statements of income, for the year then ended (the "VMC Unaudited Financial Statements"). The VMC Unaudited Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods indicated and fairly presents the financial position, results of operations, and changes in stockholders' equity of VMC as at the VMC Balance Sheet Date and for the respective periods stated in such statements.

5.11.

No Material Adverse Change.  Except as set forth in Schedule 5.10, since the VMC Balance Sheet Date, VMC has conducted its business in all material respects only in the ordinary and usual course and except for VMC continuing to incur losses and depletion of its cash assets, there has been no material adverse change in the assets, liabilities, properties, business, or condition, financial or otherwise, of VMC, and no event or condition exists or has occurred which would, so far as reasonably can be foreseen at this time, have a Material Adverse Effect, nor has there been any damage, destruction, or loss materially affecting the assets, properties, business, or condition of VMC, whether or not covered by insurance.

5.12.

Tax Matters.  Except as set forth in Schedule 5.12, the total amounts accrued on the books and records of VMC on both the VMC Balance Sheet Date and the Effective Date represent and will represent adequate provisions, in accordance with GAAP, for the payment of all federal, state, county, local, foreign, and other income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, property tax, employment, and payroll related tax, and all other taxes and import duties, including any penalties or interest, whether or not measured in whole or in part by income, whether disputed or not, which are hereafter found to be, or to have been, due with respect to the conduct of the business of VMC during all periods covered by the VMC Unaudited Financial Statements and during the period subsequent and up to and through the date of the Closing, respectively.  Except as disclosed in Schedule 5.12 or as would not have a Material Adverse Effect, VMC has timely filed, on or before the relevant due dates (including any extensions of time to file), all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax, and all other tax returns and reports which VMC is required by law to file, all of which were properly prepared on a reasonable basis.  Except as disclosed in Schedule 5.12, VMC has paid or provided for all taxes shown to be due on such returns and any amendments.  Except as disclosed in Schedule 5.12, there are no unpaid deficiencies or other assessments of tax, interest, or penalties owed by VMC.

5.13.

Compliance with Laws.  (a) Except as is set forth in Schedule 5.13, VMC is in compliance with, and has not received notice from any “Governmental Authority” alleging a violation by it of, any federal, state, county, local or foreign, statute, law, ordinance, regulation,

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or order (i) applicable to it or its business, or (ii) which otherwise is applicable to it involving the manufacture, production, storage, possession, sale, delivery, or distribution of any of its products or services; (b) VMC has not received any directives or orders from any Governmental Authority related to or affecting any of its products or facilities; (c) VMC has all Permits material to the conduct of its business as presently conducted; and (d) all material Permits, the loss of which could have a Material Adverse Effect, are listed in Schedule 5.13 and are in full force and effect, no violations are or have been recorded in respect of any Permit which currently have or could have a Material Adverse Effect, and no proceeding is pending, or, to the best knowledge of VMC, threatened, to revoke or limit any Permit, the loss of which could have a Material Adverse Effect.

5.14.

No Defaults Under Loan Agreements.  Except as set forth in Schedule 5.14, VMC is not in default under any Contractual Obligation relating to borrowed money to which it is a party or by which it or its material assets or properties is bound, nor does any condition exist which with notice or lapse of time or both would constitute such default, and each such contract or other agreement relating to borrowed money is in full force and effect.  Except as set forth in Schedule 5.14, there is no agreement, contract, or instrument to which VMC is a party and which evidences, individually or, in the case of related transactions, collectively, indebtedness of VMC for money borrowed.

5.15.

Litigation.  Except as set forth in Schedule 5.15, VMC is not a party to, nor, to its knowledge, threatened with, any litigation or judicial, administrative, or arbitration proceeding or investigation.  Except as set forth in Schedule 5.15, there is no dispute with any Person under contract with VMC which has a Material Adverse Effect on VMC, or is reasonably likely to have a Material Adverse Effect on VMC, and there is no present or to VMC’s knowledge, threatened walkout, strike, or any other similar occurrence.

5.16.

Agreements.  Schedule 5.16 lists or refers to all of the following types of contracts and other agreements (whether oral or written) that are not otherwise disclosed in this Agreement and that provide for payments by or to VMC in excess of $10,000 (a) to which VMC is a party or (b) by or to which VMC or its assets or properties are bound or subject:  (i) contracts and other agreements with any current or former officer, director, employee, consultant, or stockholder, including, without limitation, all non-competition agreements with employees; (ii) contracts and other agreements for the sale of products or services; (iii) contracts and other agreements for the purchase or acquisition of products, materials, supplies, equipment, merchandise, or services; (iv) joint venture agreements relating to its assets, properties, or business or by or to which it or its assets or properties are bound or subject; (v) warehousing, distributorship, representative, management, marketing, sales agency, or advertising agreements; and (vi) any other material contract or other agreement not made in the ordinary course of business (other than those reflected in any other schedule).  All of the contracts and other agreements set forth in Schedule 5.16 are (except as set forth in said schedule) in full force and effect in accordance with their respective terms, and VMC is not in default, nor does any condition exist which with notice or lapse of time or both would constitute a default by VMC, in any material respect, under any of them, nor, to the knowledge of VMC, is any other party to any such contract or other agreement in default in any material respect on the date of this Agreement.  On the date of this Agreement, VMC is not a party to or bound by any contracts or other agreements (other than those identified on a Schedule to this Agreement) which it believes either individually or in the aggregate have or could have a Material Adverse Effect on VMC.

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5.17.

Real Estate.  Except as set forth in Schedule 5.17, VMC does not own or lease any real property.  Schedule 5.17 sets forth a list of: (i) all leases, subleases, or other agreements under which VMC is lessor or lessee of any real property.  Schedule 5.17 includes, without limitation, the location of the property, the names of the lessor and lessee, and any affiliation or other association between VMC and the lessor and lessee.  Such leases, subleases, and other agreements are in full force and effect and, with respect to VMC’s performance, no default, or event which, with notice or lapse of time or both, would constitute a default, in any material respect by VMC, has occurred.

The real estate owned or leased by VMC is not subject in any material respect to unlawful contamination from any substance or material presently identified as toxic or hazardous by any Environmental Laws and VMC has not caused or suffered to occur a material spillage or other discharge of any “Hazardous Materials” within the meaning of any Environmental Law or otherwise conducted operations which could reasonably lead to the imposition of any Lien upon any real property owned or leased by VMC or any material fine upon VMC pursuant to any Environmental Law.

5.18.

Officers, Directors and Employees.  Schedule 5.18 sets forth as of this date of the name and total annual compensation of each officer and director of VMC, and each employee and consultant of VMC, who is compensated at a rate in excess of $60,000 per annum.  Except for employment agreements described in Schedule 5.18, VMC is not a party to any Contractual Obligation which could obligate VMC to pay severance or other similar compensation to an officer, director, employee, or other Person solely as a result of the Merger or other transactions contemplated.

5.19.

Intellectual property.

5.19.1.

Schedule 5.19 contains a complete and accurate list and summary description, including any royalties paid or received by VMC, of all contracts relating to the Intellectual Property Assets to which VMC is a party or by which VMC is bound (the "VMC Intellectual Property Assets"), except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which VMC is the licensee.  There are no outstanding and, to VMC's knowledge, no threatened, disputes, or disagreements with respect to any such agreement.

5.19.2.

Ownership of Intellectual Property Assets. Except as set forth on Schedule 5.19:

5.19.2.1.

VMC is the owner of all right, title, and interest in and to each of the VMC Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets; and

5.19.2.2.

all former and current employees of VMC have executed written contracts with VMC that assign to VMC all rights to any inventions, improvements, discoveries, or information relating to the business of VMC.  No employee of VMC has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than VMC.

5.19.3.

Patents

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5.19.3.1.

Schedule 5.19 contains a complete and accurate list and summary description of all patents held by VMC (the "VMC Patents").

5.19.3.2.

Except as set forth in Schedule 5.19, all of the issued VMC Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the date of Closing.

5.19.3.3.

Except as set forth in Schedule 5.19, no VMC Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding, and  there is not to VMC's knowledge any potentially interfering patent or patent application of any third party.

5.19.3.4.

Except as set forth in Schedule 5.19, no VMC Patent is infringed or, to VMC's knowledge, has been challenged or threatened in any way.  Except as set forth in Schedule 5.19, none of the products manufactured and sold, nor any process or know-how used, by VMC infringes or is alleged to infringe any patent or other proprietary right of any other Person.

5.19.3.5.

Except as set forth in Schedule 5.19, all products made, used, or sold under the VMC Patents have been marked with the proper patent notice.

5.19.4.

Trademarks

5.19.4.1.

Schedule 5.19 contains a complete and accurate list and summary description of all Marks registered with the United States Patent and Trademark Office (the "VMC Marks").

5.19.4.2.

Except as set forth in Schedule 5.19, all VMC Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing.

5.19.4.3.

Except as set forth in Schedule 5.19, no VMC Mark has been or is now involved in any opposition, invalidation, or cancellation, and no such action is known by VMC to be threatened with respect to any of the Marks.

5.19.4.4.

Except as set forth in Schedule 5.19, VMC does not know of any potentially interfering trademark or trademark application of any third party.

5.19.4.5.

Except as set forth in Schedule 5.19, no VMC Mark is infringed or, to VMC's knowledge, has been challenged or threatened in any way.  None of the VMC Marks used by VMC infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

5.19.4.6.

Except as set forth in Schedule 5.19, all products and materials containing a Mark bear the proper federal registration notice where permitted by law.

5.19.5.

Copyrights

5.19.5.1.

Schedule 5.19 contains a complete and accurate list and summary description of all Copyright registrations held by VMC ("VMC Copyrights").

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5.19.5.2.

Except as set forth in Schedule 5.19, all the VMC Copyrights which have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the date of Closing.

5.19.5.3.

Except as set forth in Schedule 5.19, no VMC Copyright is infringed or, to VMC's knowledge, has been challenged or threatened in any way.  None of the subject matter of any of the VMC Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

5.19.6.

Trade Secrets

5.19.6.1.

Except as set forth in Schedule 5.19, with respect to each Trade Secret, of VMC the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

5.19.6.2.

Except as set forth in Schedule 5.19, VMC has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.  VMC has good title and an absolute (but not necessarily exclusive) right to use its Trade Secrets.  VMC's Trade Secrets are not part of the public knowledge or literature, and have not to VMC's knowledge been used, divulged, or appropriated either for the benefit of any Person (other than VMC) or to VMC's detriment.  No Trade Secret of VMC is subject to any adverse claim or has been challenged or threatened in any way.

5.20.

Products.  VMC has furnished the VTSI with representative information describing VMC products and services.

5.21.

Liens.  VMC owns outright and has good and marketable title to all of its tangible property, including, without limitation, all of the tangible property reflected on the VMC Unaudited Financial Statements, in each case free and clear of any Lien, except as set forth on Schedule 5.21 and except for: (i) immaterial tangible property, (ii) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the VMC Balance Sheet Date, (iii) Liens securing taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords, and like persons, which are not yet due and payable, and (iv) minor Liens of a character which do not substantially impair the assets or properties of VMC or materially detract from its business..

5.22.

Liabilities.  As at the date of this Agreement, VMC did not have any material Liabilities which have not been adequately accrued, reserved for or reflected in the VMC Unaudited Financial Statements, except Liabilities (i) incurred since the VMC Balance Sheet Date in the ordinary course of business, (ii) incurred in connection with this Agreement, (iii) of the type expressly referred to elsewhere in this Agreement or (iv) has disclosed in Schedule 5.22.

5.23.

Employee Benefit Plans.  Schedule 5.23 sets forth a true and complete list of all written and oral pension, Employee Benefit Plans to which VMC is a party, or under which VMC has any obligations, present or future (other than obligations to pay current wages, salaries or sales commissions terminable on notice of 30 days or less) in respect of, or which otherwise cover or benefit, any of the current or former officers, employees or sales representatives (whether or not employees) of VMC, or their beneficiaries. VMC has delivered or made

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available to the other parties true and complete copies of all documents, as they may have been amended to today’s date, embodying the terms of its Employee Benefit Plans.

Except for the Employee Benefit Plans identified in Schedule 5.23, there is no "employee pension benefit plan", "employee welfare benefit plan," or "employee benefit plan" within the meaning of sections 3(1), 3(2) and 3(3) of “ERISA.”  No Employee Benefit Plan to which VMC or any “ERISA Affiliate” has maintained or contributed to is subject to Title IV of ERISA, or section 412 of the Code.

VMC does not maintain and has not maintained a plan which meets the safe harbor requirements of section 414(n)(5) of the Code and VMC has not made any representations (including oral representations) with respect to the existence of such a plan to any customers, clients, employees, or any other person.  VMC does not maintain and has not maintained any "voluntary employees' beneficiary association" within the meaning of section 501(c)(9) of the Code.

Except as set forth in Schedule 5.23, each Employee Benefit Plan described in Schedule 5.23 is in full force and effect in accordance with its terms and there are no material actions, suits, or claims pending (other than routine claims for benefits) or, to VMC’s knowledge, threatened, against any Employee Benefit Plan or any fiduciary, and VMC has performed all material obligations required to be performed by it under, and is not in default under or in violation of, any Employee Benefit Plan, in any material respect, and VMC is in compliance in all material respects with the requirements prescribed by all statutes, laws, ordinances, orders or governmental rules or regulations applicable to the Employee Benefit Plans, including, without limitation, ERISA and the Code.  Neither VMC nor any other "party-in-interest," as defined in section 3(14) of ERISA, has engaged in any "prohibited transaction," as defined in section 406 of ERISA, which could subject any Employee Benefit Plan, VMC, or VMC, or any officer, director, partner, or employee of VMC or VMC, or any fiduciary of any Employee Benefit Plan to a material penalty or excise tax imposed under section 502(i) of ERISA and section 4975 of the Code.

5.24.

Potential Conflicts of Interest.  Except as disclosed in Schedule 5.24, no officer or director of VMC: (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee, or consultant of any entity which is a competitor, lessor, lessee, customer, or supplier of VMC; (ii) has any interest, direct or indirect, in any material property or assets of VMC (except in his capacity as a stockholder of VMC); (iii) owns directly or indirectly, in whole or in part, any material copyright, trademark, trade name, service mark, franchise, patent, invention, permit, license, secret, or confidential information of the nature requiring a license for use by VMC which VMC is using or the use of which is necessary for the business of VMC; or (iv) has any material cause of action or other claim whatsoever against, or owes any material amount to, VMC, except for claims in the ordinary course of business (such as for accrued vacation pay, accrued benefits under Employee Benefit Plans, expense advances, and similar matters).

5.25.

Full Disclosure.  None of the information supplied or to be supplied by VMC for inclusion in the documents to be prepared in connection with the transactions contemplated by this Agreement including, without limitation, (i) documents to be filed with the SEC, (ii) filings pursuant to any state securities and blue sky laws, and (iii) filings made in connection with obtaining the approvals of Governmental Authorities, contain or will contain, at the time such

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documents are filed with any federal or state regulatory authority and/or at the time they are distributed to the stockholders of VMC, any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements not misleading.

5.26.

Information in Proxy Statement. Information supplied by VMC or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement, at the date mailed to the parties’ stockholders and at the time of the parties’ stockholders meeting contemplated hereby, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated, or necessary in order to make the statements, in light of the circumstances under which they are made, not misleading.

6. INCORPORATION OF SCHEDULES

The parties recognize that there may be some overlapping in the disclosure required pursuant to a number of the representations and schedules set forth above.  Failure of disclosure in response to one item shall not be deemed a default so long as disclosure is fairly contained in the schedules. All schedules are being delivered in preliminary form, with final schedules to follow in accordance with section 7.1.1. All references to the schedules in this Agreement shall be deemed to refer to the final schedules, except in connection with the rights of a party to terminate this Agreement in accordance with sections 8.11 or 9.11.

7. COVENANTS AND AGREEMENTS

The parties covenant and agree as follows (references to VMC shall be deemed to include its Subsidiaries unless the context otherwise requires):

7.1.

Covenants of Each Company.

7.1.1.

Delivery of Final Schedules. Each Company shall deliver to the other, not later than January 8, 2006, final versions of the schedules to this Agreement.

7.1.2.

Conduct of Business by the VMC and VTSI.  Commencing after the date of this Agreement, and at all times prior to the Effective Time, or the date, if any, on which this Agreement is earlier terminated pursuant to article 11, and except as may be required pursuant to this Agreement, or as disclosed or contemplated in the “Disclosure Schedule” (including the agreements and contemplated agreements referred to, and the consummation of the transactions contemplated by such agreements) or as may be consented to in writing by all the other companies, each party:

7.1.2.1.

shall conduct its operations according to its ordinary and usual course of business.

7.1.2.2.

shall use its best efforts to preserve intact its business organization and good will in all material respects, keep available the services of its partners, officers, and employees as a group and maintain satisfactory relations with lessees, suppliers, distributors, customers, banks, and others having business relationships with it;

7.1.2.3.

shall confer on a regular and frequent basis with one or more representatives of the other to report operational matters of a material nature and the general status of ongoing operations, subject to compliance with applicable law;

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7.1.2.4.

shall notify the other of any emergency or other change in the normal course of their respective businesses or in the operation of its properties and of any governmental complaints, investigations, or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation, or hearing or its effect would be material to the business, operations, or financial condition of either VTSI or VMC, as the case may be, taken as a whole;

7.1.3.

Litigation.  The VMC and VTSI shall promptly notify each other of any lawsuit, claims, proceedings, or investigations which after the date of this Agreement are threatened or commenced against it or against any officer, director, employee, affiliate, or consultant, with respect to the transactions contemplated by this Agreement or which reasonably could be expected to have a Material Adverse Effect.

7.1.4.

Corporate Examination and Investigations.  Each party has afforded and shall continue to afford to the other party, through its their employees and representatives, the opportunity to make such reasonable investigation of the property and plant of such party as are reasonable and appropriate for transactions of the nature contemplated hereby.  In order that the parties may have full opportunity to make such business, accounting, regulatory, and legal review, examination, or investigation, each party shall furnish the representatives of the other during such period with all such information as such representatives may reasonably request and cause its officers, employees, consultants, accountants, and attorneys to cooperate fully with such representatives in connection with such review and examination, and to make full disclosure of all material facts affecting such party's financial condition, regulatory affairs, and business operations.

7.1.5.

Meeting of Stockholders.  Each of VTSI and VMC will take all action necessary in accordance with applicable law and its organizational documents to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption of this Agreement and the transactions contemplated hereby, as required by applicable law.  The boards of directors of VTSI and VMC will recommend that their respective stockholders vote in favor of such adoption, and VTSI and VMC will all take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement; provided, however, that nothing contained in this section 7.1.5 shall prohibit either VTSI from taking and disclosing to its stockholders a position with respect to any tender offer from a third party as contemplated by Rule 14e-2(a) promulgated under the “Exchange Act” or from making any disclosure to, or having any communication with, their respective stockholders if, in the good faith judgment of the board of directors of VTSI, after consultation with outside counsel, failure so to disclose or communicate would be inconsistent with its fiduciary duties under applicable law.  The meetings of the stockholders of VTSI and VMC shall be held as soon as practicable and in any event (to the extent permissible under applicable law) within 30 days after the date upon which the Proxy Statement shall have been cleared for release to the stockholders of VTSI by the SEC; provided, however, that notwithstanding anything to the contrary contained in this Agreement, VTSI may adjourn or postpone its meetings of stockholder to the extent necessary, in the opinion of its counsel, to supplement or amend the Proxy Statement in advance of a vote on this Agreement and the Merger.  VTSI and VMC shall coordinate and cooperate with respect to the timing of such meetings and shall endeavor to hold such meetings on the same day.

7.1.6.

Cooperation in Preparing Applications.  Each of the parties shall assist and cooperate fully with the other in the prompt preparation and filing of any applications,

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approvals, consents, or similar documents necessary or advisable in connection with the transactions contemplated by this Agreement or under any qualifications under state securities laws, which counsel for VMC and counsel for VTSI shall agree are required for the proper and effective consummation of the transactions provided for in this Agreement.

7.1.7.

Confidentiality.  VTSI and VMC each will, and will cause its officers, directors, employees, auditors, attorneys, financial advisors, and other consultants to, hold in confidence all information furnished to it by the other in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except to its officers, directors, employees, auditors, attorneys, financial advisors, and other consultants who require such information in connection with the transactions contemplated by this Agreement and who have been informed by it of the confidential nature of such information and directed by it to treat such information confidentially, unless, in any such case, (i) disclosure is compelled by judicial or administrative process or (ii) in the opinion of its counsel, taking into account the requirements of law, disclosure should be made.  It is understood that each of VTSI and VMC shall be deemed to have satisfied its obligations to hold such information confidential if it exercises the same care as it takes to preserve confidentiality for its own similar information.  If this Agreement is terminated in accordance with section 11, such confidence shall be maintained, and each of VTSI and VMC will promptly return to the other or destroy all documents (including all copies) received by it containing such information.  The foregoing provisions of this section 7.1.7 shall not apply to any information held or obtained by either VTSI or VMC that is (i) obtained from public or published information, (ii) received from a third party not known to it to be under an obligation to the other to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), or (iv) which was independently developed by it.

7.1.8.

Agreement to Defend.  In the event any claim, action, suit, investigation, or other proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the proposed Merger, or any of the other transactions contemplated hereby or seeks damages in connection with the Merger, the parties shall cooperate and use their best efforts to defend against such claim, action, suit, investigation, or other proceeding and, if an injunction or other order of the type referred to in section 7.1.10 is issued in any such action, suit, or other proceeding, shall use their best efforts to have such injunction or other order lifted.

7.1.9.

No Disclosure. Unless and until this Agreement shall have been terminated by either VTSI or VMC pursuant to section 11, neither VTSI nor VMC, nor their respective officers or directors will, except for such disclosure as VTSI shall make in good faith pursuant to the Exchange Act or as may be required by court order, disclose to any Person any proprietary, financial, or other information concerning the other parties, or their operations or business, or other transactions contemplated under this Agreement, not generally available to the public.

7.1.10.

Further Assurances.  Subject to the terms and conditions in this Agreement, VTSI and VMC shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and shall cooperate with each other (a) to obtain all necessary waivers, consents, and approvals from other parties to material loan agreements, leases, and other contracts (provided that neither

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VTSI nor VMC shall agree to any substantial modification to any such agreement, lease, or contract, or to any payment of funds in order to obtain such waiver, consent, or approval without the prior written consent of the other), (b) to defend any lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated thereby, (d) to effect all necessary registrations and filings, and (e) to fulfill all conditions to this Agreement.

7.1.11.

Tax Treatment.  VTSI and VMC shall:  (i) report the Merger on their respective tax returns and tax filings as a reorganization described in section 368(a) of the Code; (ii) keep their records and file in connection with their tax returns all such information as may be required by section 1.368-3 of the Treasury Regulations (and corresponding state rules and regulations) with respect to the Merger; (iii) refrain from taking any position in connection with their tax returns, or taking any other action, that would be inconsistent with the qualification of the Merger as a reorganization under section 368(a) of the Code; and (iv) comply in all respects with the requirements of section 368(a) of the Code and Treasury Regulations, rulings, and administrative positions of the IRS applicable to the Merger.

7.1.12.

No Solicitation.  Each of VTSI and VMC agrees that except as may be required by court order, from and after the date of this Agreement to occur of the Closing or the termination of this Agreement, none of its directors, officers, shareholders, agents, investment bankers, or other representatives, shall, directly or indirectly, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to, or negotiate with any person or enter into any agreement, contract, or understanding with respect to, any acquisition or purchase of all or a material part of the stock or assets of, or a merger, consolidation or business combination with VTSI or VMC, or agreement to sell shares of Capital Stock of VTSI or VMC, other than as contemplated by this Agreement (an "Acquisition Proposal") or (b) participate in any discussions or negotiations regarding or furnish to any other person any information with respect to or otherwise cooperate in any way, assist, facilitate, or encourage any Acquisition Proposal by any other person.  If VTSI or VMC shall receive any Acquisition Proposal or any inquiry regarding any such proposal from a third party, such party agrees to promptly notify the other parties of such Acquisition Proposal or inquiry, and that, without the prior written consent of the other parties, it will not discuss directly or indirectly, any such Acquisition Proposal or inquiry (other than with the other parties).

7.1.13.

Proxy Statement.  VTSI, with the cooperation of VMC will promptly prepare and file with the SEC as soon as practicable a proxy statement and necessary forms of proxy in connection with the vote of VTSI’s stockholders with respect to the Merger (the “Proxy Statement”). No amendment or supplement to the Proxy Statement will be made by VTSI without the approval of VMC, such approval not to be unreasonably withheld or delayed.  Each of VTSI and VMC shall use reasonable efforts to cause the Proxy Statement to be mailed to VTSI's stockholders as soon as practicable after the date of this Agreement.

7.1.14.

Further Action.  Each of VTSI and VMC will, subject to the other terms and conditions set forth in this Agreement and to the fulfillment at or before the Effective Time of each of the conditions of performance set forth in this Agreement, perform such further acts and execute such documents as may be reasonably required to effect the Merger.  Each of VTSI and VMC will permit the other and its authorized representatives full access to all of its and its Subsidiaries premises, properties, personnel, books, records, contracts, and documents,

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and each party will use commercially reasonable efforts to cause its representatives to furnish to the other parties and their authorized representatives such additional financial and operating data and other information concerning its businesses and properties (and those of its Subsidiaries) as the others or their duly authorized representatives may from time to time reasonably request.

7.1.15.

Expenses.  If the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses except as expressly provided in this Agreement, except that the agreed post-due diligence expenses incurred in connection with the preparation, printing, and mailing of the Proxy Statement will be paid 50% by VTSI and 50% by VMC.  The provisions of this section 7.1.15 will survive the termination of this Agreement.

7.1.16.

Notice of Change in Representations and Warranties.  VTSI and VMC will each give prompt notice to the others of (i) any change in its condition or any event causing a breach of any of its representations and warranties, (ii) the occurrence or non-occurrence of any event which would, or which would be reasonably likely to, cause any conditions to their obligations to effect the Merger and other transactions contemplated hereby not to be satisfied in any material respect, and (iii) their failure to satisfy in any material respect any covenant or condition to be complied with by them pursuant to this Agreement.

7.1.17.

Consents.  VTSI and VMC will use all reasonable efforts to obtain each of the consents required to carry on the transactions contemplated by this Agreement.

7.2.

Additional Covenants of VTSI.

7.2.1.

Operations of VTSI.  Except as set forth in Schedule 7.2.1, from the VTSI Balance Sheet Date through the Closing, VTSI will not (except as contemplated by, or disclosed in, this Agreement):

7.2.1.1.

amend its articles of incorporation or bylaws or merge with or into or consolidate with any other Person, subdivide or in any way reclassify any shares of its Capital Stock, or change or agree to change in any manner the rights of its outstanding Capital Stock or, in any material manner, the character of its business;

7.2.1.2.

issue or sell or purchase any Convertible Securities of VTSI, or enter into any contracts or commitments to issue or sell or purchase any shares of its Capital Stock;

7.2.1.3.

enter into or amend any material employment agreement, enter into any agreement with any labor union or association representing any material employee or enter into or amend any material “Employee Benefit Plan;”

7.2.1.4.

incur any indebtedness for borrowed money;

7.2.1.5.

declare or pay any dividends or declare or make any distributions of any kind in respect of shares of its Capital Stock;

7.2.1.6.

waive any right of material value of its business other than in the ordinary course of its business;

7.2.1.7.

make any significant change in its accounting methods or practices from those reflected in the VTSI Financial Statements;

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7.2.1.8.

make any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any of VTSI’s officers, directors, or employees in excess of 5% in the aggregate or any accrual for or commitment or agreement to make or pay the same;

7.2.1.9.

make any loan or advance to any of VTSI’s officers, directors, or employees in excess of $2,500 individually or $10,000 in the aggregate, other than travel and petty cash advances made in the ordinary course of business;

7.2.1.10.

make any payment or commitment to pay any severance or termination pay to any of its officers, directors, or “Significant Employees;”

7.2.1.11.

enter into any lease (as lessor or lessee) or sell, abandon, or make any other disposition of any of its material assets or properties, or grant or suffer any Lien on any of its material assets or properties;

7.2.1.12.

enter into or amend any written contract or other agreement pursuant to which it agrees to indemnify any party or to refrain from competing with any party;

7.2.1.13.

except for inventory, supplies, or equipment acquired in the ordinary course of business, make any acquisition of all or any part of the assets, properties, capital stock, or business of any other entity which is material to VTSI;

7.2.1.14.

enter into any transaction other than in the ordinary course of business; or

7.2.1.15.

sell, transfer, assign or otherwise dispose of any assets, property or portion of its business which is material to VTSI.

7.2.2.

Filing of Exchange Act Reports.  VTSI will file all reports required to be filed by it pursuant to the Exchange Act and the promulgated regulations and, if at any time the VTSI is not required to file such reports, it will, upon the request of any holder of the VTSI to be issued pursuant to this Agreement, make publicly available other information so long as necessary to permit sales of its securities pursuant to Rule 144. No such reports filed by VTSI after the date of this Agreement will contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements not misleading (in each case as of the date filed). Rule 144.  Upon the request of any such holder, VTSI shall deliver to such holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

7.2.3.

Tax Returns.  VTSI will file when due all tax returns which are required to be filed by it on or before the date of the Closing.  Such returns shall be properly prepared on a reasonable basis and in a manner consistent with prior returns.

7.2.4.

D&O Insurance.  Insurance.  As of the Effective Time, VTSI will have  a binding commitment from an insurance company reasonably acceptable to VMC for officers and directors liability insurance providing coverage of an aggregate of at least $4,000,000 for the persons who will be officers and directors of VTSI after the Effective Time.

7.3.

Additional Covenants by VMC.

7.3.1.

Operations of VMC.  Except as set forth in Schedule 7.3.1, from the Balance Sheet Date through the Closing, VMC will not (except as contemplated by, or disclosed

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in, this Agreement or, in the case of section 7.3.1, to the extent necessary to insure that its corporate documents conform to the representations made in this Agreement):

7.3.1.1.

amend its certificate of incorporation or bylaws or merge with or into or consolidate with any other Person, subdivide or in any way reclassify any shares of its Capital Stock, or change or agree to change in any manner the rights of its outstanding Capital Stock or, in any material manner, the character of its business; issue or sell or purchase any Convertible Securities of VMC or enter into any contracts or commitments to issue or sell or purchase, any shares of its Capital Stock;

7.3.1.2.

enter into or amend any material employment agreement, enter into any agreement with any labor union or association representing any material employee or enter into or amend any material Employee Benefit Plan;

7.3.1.3.

incur any indebtedness for borrowed money;

7.3.1.4.

declare or pay any dividends or declare or make any distributions of any kind in respect of shares of its Capital Stock;

7.3.1.5.

waive any right of material value of its business other than in the ordinary course of its business;

7.3.1.6.

make any significant change in its accounting methods or practices from those reflected in the VMC Unaudited Financial Statements;

7.3.1.7.

make any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any of VMC’s officers, directors, or employees in excess of 5% in the aggregate or any accrual for or commitment or agreement to make or pay the same;

7.3.1.8.

make any loan or advance to any of VMC's officers, or directors, or employees in excess of $2,500 individually or $10,000 in the aggregate, other than travel and petty cash advances made in the ordinary course of business;

7.3.1.9.

make any payment or commitment to pay any severance or termination pay to any of its officers, or directors, or employees;

7.3.1.10.

enter into any lease (as lessor or lessee) or sell, abandon or make any other disposition of any of its material assets or properties, or grant or suffer any Lien on any of its material assets or properties;

7.3.1.11.

enter into or amend any written contract or other agreement pursuant to which it agrees to indemnify any party or to refrain from competing with any party;

7.3.1.12.

except for inventory, supplies or equipment acquired in the ordinary course of business, make any acquisition of all or any part of the assets, properties, capital stock or business of any other entity, which is material to VMC;

7.3.1.13.

enter into any transaction other than in the ordinary course of business; or

7.3.1.14.

sell, transfer, assign, or otherwise dispose of any assets, property or portion of its business, which is material to VMC.

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7.3.2.

Tax Returns.  The VMC will file when due all tax returns which are required to be filed by it on or before the date of the Closing.  Such returns shall be properly prepared on a reasonable basis and in a manner consistent with prior returns.

7.3.3.

Audited Financial Statements.  By March 15, 2006, VMC will provide VTSI with a true, correct, and complete copy of the balance sheets of the VMC as at December 31, 2005, together with the related statements of income, cash flows, and changes in stockholders' equity, and notes, for the years then ended, audited by independent public accountants, whose opinion will be included (the “VMC Audited Financial Statements”). Such financial statements will have been prepared in accordance with GAAP consistently applied throughout the periods indicated, and will fairly present the financial position, results of operations, cash flows and, changes in stockholders' equity of VMC as at December 31, 2005 and for the respective periods stated thereafter.

7.3.4.

Filing Tax Returns.  The MC will file when due all tax returns which are required to be filed by it on or before the date of the Closing.  Such returns shall be properly prepared on a reasonable basis and in a manner consistent with prior returns.

8. CONDITIONS PRECEDENT TO THE OBLIGATION OF VMC TO CLOSE

The obligation of VMC to consummate the Merger is subject to the satisfaction, on or prior to the Closing, of the following conditions, any one or more of which may be waived by the VMC in writing:

8.1.

Representations and Covenants.  The representations and warranties of VTSI contained in this Agreement shall be true and complete in all material respects, except for changes in the ordinary course of business and as contemplated by this Agreement, on and as of the Closing with the same force and effect as though made on and as of such date.  VTSI shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by VTSI on or prior to such date.  VTSI shall have delivered to VMC a certificate, executed by its principal executive officer and principal financial officer, and dated such date to the foregoing effect.

8.2.

Litigation.  No action, suit, or proceeding shall have been instituted or threatened by any Governmental Authority, except for such matters set forth in the schedules, and no order or award shall have been entered (and not removed or stayed) by any court or Governmental Authority, in either case to restrain or prevent the carrying out of the Merger, or to seek damages in connection with any of the transactions provided in this Agreement, or which has or may have, in the reasonable opinion of VMC, a Material Adverse Effect on VTSI, VMC, or the merged entity.

8.3.

Approval of Counsel to VMC.  All actions and proceedings and all documents or other papers required to be delivered by VTSI under this Agreement, or in connection with the consummation of the transactions contemplated hereby, and all other related matters shall have been reasonably approved in all material respects by VMC’s attorneys as to their form.

8.4.

Approval by VMC Stockholders.  This Agreement, the Merger, and an amended certificate of incorporation in such form as has been supplied by VMC to VTSI, shall have been approved by VMC’s stockholders.

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8.5.

Absence of Certain Changes.  VTSI shall not, in VMC’s reasonable judgment, have shown losses or deterioration in its cash position as described in section 4.10 in excess of that which might reasonably be expected in view of its history of operations to date.

8.6.

Board of Directors.  VTSI shall have taken all necessary actions and obtained stockholders approval to insure that its board of directors after the Closing consists of the directors specified in section 1.4.

8.7.

Approval by VTSI Stockholders.  VTSI stockholders’ approval shall have been obtained to approve this Agreement and the Merger in accordance with section 5.03 of the Texas Law.

8.8.

Opinion of Counsel.  VMC shall have received, on behalf of itself and VMC shareholders, the opinion of Pryor Cashman Sherman & Flynn LLP, counsel to VTSI, dated the Closing, in form and substance to be agreed upon not later than ten days from the date of this Agreement.

8.9.

Appraisal Rights.  The holders of less than 5% of VMC’s Shares shall have exercised their appraisal rights as provided under any applicable law.  For purposes of this section, holders who are officers, directors, or controlling stockholders of VMC will be deemed not to have exercised their appraisal rights, whether or not they in fact do exercise such rights.

8.10.

Tax Matters.  VMC shall be reasonably satisfied that the Merger will qualify as a reorganization under section 368(a) of the Code.

8.11.

Content of Final Schedules. The final schedules to be delivered by VTSI in accordance with section 7.1.1 shall not, in VMC’s reasonable judgment, demonstrate a material adverse change in the financial position, results of operations, or business of VTSI as compared to the schedules attached to this Agreement at the time of execution.  This condition shall be deemed satisfied unless VMC shall have notified VTSI in writing not later than the seventh calendar day after receipt of the last of such schedules that it has elected to terminate this Agreement for failure to satisfy this condition.

8.12.

Third Party Consents. All consents and approvals from parties to any material contracts or agreement with VTSI which may be required in connection with the performance by VTSI of its obligations under this Agreement shall have been obtained.

8.13.

Governmental Permits and Approvals. Any and all permits, licenses, and approvals from any Governmental Authority required for the lawful consummation of the Merger and the issuance of the VTSI Merger Shares shall have been obtained.

8.14.

Securities Opinion. VTSI shall have received the opinion of Pryor Cashman Sherman & Flynn LLP, its counsel, to the effect that the issuance of the VTSI Merger Shares does not require registration under the Securities Act of 1933.

9. CONDITIONS PRECEDENT TO THE OBLIGATION OF VTSI TO CLOSE

The obligation of VTSI to consummate the Merger is subject to the satisfaction, on or prior to the Closing, of the following conditions, any one or more of which may be waived in writing by VTSI:

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9.1.

Representations and Covenants.  The representations and warranties of VMC contained in this Agreement shall be true and complete in all material respects, except for changes in the ordinary course of business and as contemplated by this Agreement, on and as of the Closing with the same force and effect as though made on and as of such date.  VMC shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to such date.  VMC shall have delivered to VTSI a certificate, executed by its principal executive officer and principal financial officer, and dated such date to the foregoing effect.

9.2.

Litigation.  No action, suit or proceeding shall have been instituted or threatened by any Governmental Authority, except for such matters set forth in the schedules, and no order or award shall have been entered (and not removed or stayed), by any court or Governmental Authority, in either case to restrain or prevent the carrying out of the Merger or to seek damages in connection with any of the transactions provided for herein or which has or may have, in the reasonable opinion of VTSI, a Material Adverse Effect on VMC.

9.3.

Approval of Counsel to VTSI.  All actions and proceedings and all documents or other papers required to be delivered by VMC under this Agreement, or in connection with the consummation of the transactions contemplated hereby, and all other related matters shall have been reasonably approved in all material respects by VTSI's attorneys as to their form.

9.4.

Approval by VTSI Stockholders.  VTSI stockholders’ approval shall have been obtained to approve this Agreement and the Merger in accordance with section 5.03 of Texas Law.

9.5.

Governmental Permits and Approvals.  Any and all permits, licenses, and approvals from any Governmental Authority required for the lawful consummation of the Merger shall have been obtained.

9.6.

Third Party Consents.  All consents and approvals from parties to any material contract or agreement with VMC which may be required in connection with the performance by VMC of its obligations under this Agreement shall have been obtained.

9.7.

Audited Financial Statements.  VMC’s Audited Financial Statements shall not show that the financial position and results of operations of VMC reported are, in VTSI's reasonable judgment, materially less favorable than the financial position and results of operations reported in VMC’s VMC Unaudited Financial Statements.

9.8.

Absence of Certain Changes.  VMC shall not, in VTSI's reasonable judgment, have shown losses or deterioration in its cash position as described in section 5.10 in excess of that which might reasonably be expected in view of their history of operations to date.

9.9.

Appraisal Rights.  The holders of less than 5% of VMC Shares shall have exercised their appraisal rights.  For purposes of this section, holders who are officers, directors, or controlling stockholders of VMC will be deemed not to have exercised their appraisal rights, whether or not they in fact do exercise such rights.

9.10.

Content of Final Schedules. The final schedules to be delivered by VMC in accordance with section 7.1.1 shall not, in VTSI's reasonable judgment, demonstrate a state of facts indicating a material adverse change in the financial position, results of operations, or business of VMC as compared to the schedules attached to this Agreement at the time of execution. This condition shall be deemed satisfied unless VTSI shall have notified VMC in

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writing not later than the seventh calendar day after receipt of the last of such schedules that it has elected to terminate this Agreement for failure to satisfy this condition.

9.11.

Questionnaires and other Securities Law Matters. VTSI shall have received from each holder of VMC shares a completed questionnaire in the form of Schedule 9.12 confirming that he or she is acquiring the VTSI Merger Shares to be issued for investment, and not with a view to distribution, containing such additional information as may reasonably be required to determine his or her status as an accredited investor, and acknowledging that the VTSI Merger Shares to be issued pursuant to this Agreement will bear an appropriate legend referring to the restrictions on sale imposed by the Securities Act of 1933 and the securities laws of the various states. Each holder of VMC shares who is not an accredited investor shall have appointed a qualified offeree representative to advise and assist him or her in evaluating the VTSI Merger Shares, and VTSI shall have received from each such offeree representative an appropriate questionnaire containing such information as may reasonably be requested to evaluate the qualifications of the offeree representative.

10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties set forth in this Agreement shall survive the Closing of the Merger for a period of 12 months.

11. TERMINATION OF AGREEMENT

11.1.

Prior to Closing.  This Agreement may be terminated as follows:

11.1.1.

at any time prior to the Closing by mutual agreement of VMC and VTSI.

11.1.2.

at any time prior to the Effective Time by VMC if any representation or warranty of VTSI contained in this Agreement (and the final schedules) is or becomes untrue or breached in any material respect or if VTSI fails to comply in any material respect with any covenant, and any such misrepresentation, noncompliance, or breach is not cured, waived, or eliminated within ten days following written notice.

11.1.3.

at any time prior to the Effective Time by VTSI, if any representation or warranty of any of VMC contained in this Agreement (and the final schedules) is or becomes untrue or breached in any material respect, or if any of VMC fails to comply in any material respect with any covenant contained and any such misrepresentations, noncompliance, or breach is not cured, waived, or eliminated within ten days following written notice.

11.1.4.

by VMC if the conditions stated in section 8 have not been satisfied or waived in writing by any of VMC prior to April 1, 2006.

11.1.5.

by VTSI if the conditions stated in section 9 have not been satisfied or waived in writing by VTSI prior to April 1, 2006.

11.1.6.

by VTSI or any of VMC if the Merger is not consummated on or before June 30, 2006.

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11.2.

Effect of Termination.  In the event this Agreement is terminated pursuant to section 11.1.1, or pursuant to sections 11.1.4 or 11.1.5, each party shall be fully released and discharged from any and all obligations under this Agreement. In the event this Agreement is terminated pursuant to subparagraph 11.1.2 or 11.1.3, then the nonbreaching party shall be entitled to pursue, exercise, and enforce any and all remedies, rights, powers, and privileges available at law or in equity; provided that

11.2.1.

the nonbreaching party shall take all reasonable efforts to mitigate its damages upon its discovery of such breach, and

11.2.2.

monetary damages shall not be available unless, in the case of a breach of a representation or warranty, the misstatement in the representation or warranty was deliberately made or, in the case of failure to comply with any covenant, such failure was deliberate

Notwithstanding the foregoing, the provisions of section 11 shall survive such termination.

12. INDEMNIFICATION

12.1.

From and after the Effective Time, VTSI shall indemnify, defend, and hold harmless the present and former directors, officers, and employees of VTSI and VMC and their respective Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, or investigative, arising out of actions or omissions as directors or officers of VTSI or VMC and their respective Subsidiaries occurring at or prior to the Effective Time, including, without limitation, the transactions contemplated by this Agreement, to the fullest extent that such persons are indemnified under the laws of Texas and the organizational documents, as in effect on the date of this Agreement, of VTSI and VMC and its Subsidiaries, or any existing indemnification agreement with either VTSI or VMC (and during such period VTSI shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the Person to whom expenses are advanced provides a written affirmation of his or her good faith that the standard of conduct necessary for indemnification has been met, and an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification with no bond or security to be required); provided that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under applicable law and any such organizational documents shall be made by independent counsel selected by VTSI and reasonably acceptable to such officer or director; and provided, further, that in the absence of applicable judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer’s or director’s conduct complied with such standard and VTSI shall have the burden to demonstrate that such officer’s or director’s conduct failed to comply with such standard.

12.2.

For a period of not less than six years after the Effective Time, VTSI will maintain officers’ and directors’ liability insurance in an amount of no less than $4,000,000 covering the Indemnified Parties who are currently covered, in their capacities as current or former officers and directors of VTSI and covering similarly situated Indemnified Parties of

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VMC, by existing officers’ and directors’ liability insurance policy on terms substantially no less advantageous to the Indemnified Parties than such insurance.

12.3.

Indemnified Party wishing to claim indemnification under section 12.1 upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify VTSI; provided that the failure so to notify shall not affect the obligations of VTSI under section 12.1 unless and to the extent such failure materially increases VTSI’s liability under such section 12.1.

12.4.

If VTSI or any of its successors or assigns shall consolidate with or merge with any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of VTSI or any of its Subsidiaries shall assume the obligations set forth in this section 12.

12.5.

VTSI shall pay all reasonable costs, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this section 12.  The rights of each Indemnified Party shall be in addition to any other rights such Indemnified Party may have under applicable law.

12.6.

VTSI will keep in effect provisions in VMC and VTSI subsidiaries’ organizational documents providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted under the Texas Business Corporation Act, as applicable, which provisions will not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties’ right of indemnification.

12.7.

In any proceeding for which indemnification is sought under this section 12, VTSI will be entitled to participate in such proceeding and, to the extent that it wishes (unless VTSI is also a party to such proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate), to assume the defense of such proceeding with counsel satisfactory to VTSI and, after notice from VTSI to the Indemnified Party of its election to assume the defense of such proceeding, VTSI will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this section for any fees of other counsel or any other expenses with respect to the defense of such proceeding subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation.

12.8.

The provisions of this section 12 will survive the consummation of the Merger and expressly are intended to benefit each Indemnified Party.

13. DEFINITIONS

13.1.

Defined Terms.  As used in this Agreement, the following terms have the following meanings:

13.1.1.

“Acquisition Proposal:”  has the meaning set forth in section 7.1.12.

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13.1.2.

“Affiliate:”  shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

13.1.3.

“Agreement:”  this agreement of merger, as amended, supplemented, or otherwise modified from time to time.

13.1.4.

“Capital Stock:”  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a partnership or other Person (other than a corporation).

13.1.5.

“Closing:”  has the meaning set forth in section 3.

13.1.6.

“Code:”  has the meaning set forth in Recital B.

13.1.7.

“Contractual Obligation:”  as to any Person, any provision of any agreement, instrument, or other undertaking to which such Person is a party or by which it or any of its property is bound.

13.1.8.

“Convertible Securities:”  options, warrants, subscriptions, or other commitments or rights of any nature to purchase, or securities convertible into or exchangeable for, Capital Stock.

13.1.9.

“Disclosure Schedule:”  means the schedules dated as of the date of this Agreement and delivered by or on behalf of each party to the other party in connection with this Agreement, and which set forth exceptions to the representations and warranties contained in this Agreement and certain other information called for by other provisions of this Agreement.

13.1.10.

“Effective Date:”  the date upon which the Effective Time occurs.

13.1.11.

“Effective Time:”  has the meaning set forth in section 1.2.

13.1.12.

“Environmental Laws:”  any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including without limitation, Hazardous Materials, as currently in effect.

13.1.13.

“ERISA:”  the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and rulings issued thereunder.

13.1.14.

"ERISA Affiliate:" of any Person shall mean any trade or business (whether or not incorporated) which is under common control with that Person, within the meaning of sections 414(b) and 414(c) of the Code or the regulations.

13.1.15.

“Exchange Act:”  the Securities Exchange Act of 1934, as amended from time to time, and the regulations and rulings.

13.1.16.

 “GAAP:”  generally accepted accounting principles in the United States of America, in effect from time to time.

13.1.17.

“Governmental Authority:”  any nation or government, any state or other political subdivision, and any federal, state, county, local, or foreign entity or body

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exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

13.1.18.

“Hazardous Materials:”  any (i) "Hazardous Substance," "pollutant," or "contaminant" (as defined in Sections 101(14), (33) of the Comprehensive Environmental Response Compensation Liability Act ("CERCLA") or the regulations designated pursuant to Section 102 of CERCLA and found at 40 C.F.R. §302), including any element, compound, mixture, solution, or substance that is designated pursuant to Section 102 of CERCLA; (ii) substance that is designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act, as amended (33 U.S.C. §§1251, 1321(b)(2)(A)) ("FWPCA"); (iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901, 6921) ("RCRA"); (iv) substance containing petroleum, as that term is defined in Section 9001(8) of RCRA; (v) toxic pollutant that is listed under Section 307(a) of FWPCA; (vi) hazardous air pollutant that is listed under Section 112 of the Clean Air Act, as amended (42 U.S.C. §§ 7401, 7412); (vii) asbestos, asbestos-containing material, or urea formaldehyde or material that contains it; and (viii) waste oil and other petroleum products.

13.1.19.

"Intellectual Property Assets:”  of a Person means all that person's

13.1.19.1.

corporate, partnership or other business names, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

13.1.19.2.

patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

13.1.19.3.

copyrights in both published works and unpublished works (collectively, "Copyrights");

13.1.19.4.

rights in mask works; and

13.1.19.5.

know-how, Trade Secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"), owned, used, or licensed as licensee or licensor.

13.1.20.

“Lien:” any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security interest, or agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

13.1.21.

“Material Adverse Effect:”  a material adverse effect on (a) the business, operations, property, condition (financial or otherwise), or prospects of the specified party and its Subsidiaries taken as a whole, (b) the ability of the party to perform its obligations under this Agreement, or (c) the validity or enforceability of this Agreement or the rights or remedies of the other party or parties hereunder or thereunder.

13.1.22.

“Merger:” has the meaning set forth in Recital A.

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13.1.23.

“Person:” an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, or other entity of whatever nature.

13.1.24.

“Proxy Statement:" has the meaning set forth in section 7.1.13.

13.1.25.

"Rule 144:" Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation adopted by the SEC having substantially the same effect as such Rule.

13.1.26.

“SEC:” the Securities and Exchange Commission.

13.1.27.

“Securities Act:” the Securities Act of 1933, as amended, and the rules and regulations.

13.1.28.

“Shares:”  shares of Common Stock, par value $0.005 per share, of VTSI.

13.1.29.

“Significant Employee:”  as to any Person, "significant employees" of such Person as that term is defined in Regulation S-K of the Securities Act.

13.1.30.

“Subsidiary:”  as to any Person, a corporation, partnership, or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  A Subsidiary, as to any Person, shall include a partnership, which has such Person or a Subsidiary of such Person as a general partner of such partnership.

13.1.31.

“Surviving Corporation:”  has the meaning set forth in section 1.1.

13.1.32.

“Texas Law:”  the Texas Business Corporation Act of the State of Texas, as amended from time to time.

13.1.33.

"Transaction Document:" has the meaning set forth in sections 4.3.

13.1.34.

“VMC Audited Financial Statements:” has the meaning set forth in section 7.3.3.

13.1.35.

"VMC Copyrights" has the meaning set forth in section 5.19.5.1.

13.1.36.

"VMC Intellectual Property Assets" has the meaning set forth in section 5.19.1.

13.1.37.

"VMC Marks" as the meaning set forth in section 5.19.4.1.

13.1.38.

"VMC Patents" has the meaning set forth in section 5.19.3.1.

13.1.39.

“VMC Unaudited Financial Statement:”  has the meaning set forth in section 5.10.

13.1.40.

"VTSI Balance Sheet Date" as the meaning set forth in section 4.11.

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13.1.41.

"VTSI Copyrights" has the meaning set forth in section 4.19.5.1.

13.1.42.

"VTSI Intellectual Property Assets" has the meaning set forth in Section 4.19.1.

13.1.43.

"VTSI Marks" has the meaning set forth in section 4.19.4.1.

13.1.44.

“VTSI Merger Shares:”  has the meaning set forth in section 2.3.

13.1.45.

"VTSI Patents" has the meaning set forth in Section 4.19.3.1

13.2.

Other Definitional Provisions; Interpretation.

13.2.1.

Unless otherwise specified, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other agreement, instrument or document made or delivered pursuant to this Agreement.

13.2.2.

The headings in this Agreement are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

13.2.3.

The meanings given to terms defined in this Agreement shall be equally applicable to both the singular and plural forms of such terms.

14. MISCELLANEOUS

14.1.

Broker.  Each of the parties represents and warrants to the other that no broker, finder, or other financial consultant, has acted on its behalf in connection with the negotiation and execution of this Agreement.  Each such party agrees to indemnify and save the other harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant, or similar agent not so disclosed claiming to have been employed by or on behalf of such party, and to bear the cost of legal expenses incurred in defending against any such claim.

14.2.

Schedules.  The schedules to this Agreement are a part of this Agreement.  If no schedule is attached, it is conclusively presumed that such schedule would have contained the words “None” or “Not Applicable,” or other similar words to the effect that the schedule would have contained no subject matter.

14.3.

Publicity.  No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued without advance approval of the form and substance by VTSI, subject to VTSI's right to make any such publicity release or announcement reasonably required to comply with its obligations as a public company including, without limitation, under the Exchange Act, the Securities Act, or the rules and regulations of the National Association of Securities Dealers, Inc.

14.4.

Notices.  Any notice or other communication required or which may be given under this Agreement shall be in writing and shall be delivered personally, telegraphed or telecopied, or sent by FedEx, or certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, or telecopied, or if sent by FedEx, one business day after the date of sending, or if sent by certified or registered mail, three business days after the date of mailing, as follows (or to such other address as any party may from time to time specify in writing pursuant to the notice provisions of this Agreement):

If to VMC, to:

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Virtra Merger Corporation

2500 City West Blvd., Suite 700

Houston, Texas 77042

Attention:  T. Craig Takacs

If to VTSI, to:

VirTra Systems, Inc.

440 North Center

Arlington, TX 76011

Attention:  L. Kelly Jones, chief executive officer

With a copy to:

Pryor Cashman Sherman & Flynn, LLP

410 Park Avenue

New York, New York 10022

Attention:  Dave Thomas

14.5.

Entire Agreement.  This Agreement (including all schedules and exhibits) contains the entire agreement among the parties with respect to the Merger, and all transactions related to this Agreement, and supersedes all prior agreements or understandings, whether written or oral.

14.6.

Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed, or extended, and the terms and conditions may be waived, only by a written instrument signed by the parties or, in the case of a waiver, signed by the party waiving compliance.  No delay on the part of any party in exercising any right, power, or privilege shall operate as a waiver, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any right, power or privilege, preclude any other or further exercise or the exercise of any other right, power, or privilege.  The rights and remedies provided in this Agreement are cumulative, and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

14.7.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, and the obligations of the parties under this Agreement are deemed performable in Tarrant County, Texas.

14.8.

No Assignment.  This Agreement is not assignable except by operation of law.

14.9.

Variations in Pronouns.  All pronouns refer to the masculine, feminine, or neither singular or plural, as the identity of the person or persons may require.

14.10.

Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.11.

Severability.  If any one or more of the provisions of this Agreement is held invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal, or unenforceable provision shall be replaced by a mutually acceptable valid, legal, and enforceable provision, which comes closest to the intent of the parties.

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14.12.

Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives and permitted assigns.

14.13.

Legal Fees.  In any legal action, arbitration (if any), or other proceeding brought to enforce this Agreement, or in any other way arising out of or in relation to this Agreement, the court or arbitrator(s) shall award reasonable attorneys’ fees and costs to the prevailing party, which amount shall be included in any judgment recovered.

This Agreement has been duly executed and delivered by the duly authorized officers of the parties on the Effective Date.

VIRTRA SYSTEMS, INC.

by:___________________________________

L. Kelly Jones, chief executive officer

VIRTRA MERGER CORPORATION

by:_________________________

     T. Craig Takacs, Executive Officer

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